Exhibit 8.1

Subsidiaries of Ecopetrol S.A.

The following table sets forth our significant subsidiaries, their respective countries of incorporation, our percentage ownership in each (both directly and indirectly through other subsidiaries) and our voting percentage in each at May 31, 2010.

COMPANY	COUNTRY OF INCORPORATION	OWNERSHIP %	VOTING %

Ecopetrol Oleo e Gas do Brasil Ltda*	Brazil	100	100

Ecopetrol del Perú S.A.*	Perú	100	100

Ecopetrol America Inc.*	United States	100	100

Black Gold Re	Bermuda	100	100

Andean Chemicals Ltd.	Bermuda	100	100

ODL Finance S.A.	Panama	65	65

Propilco S.A.*	Colombia	100	100

Bioenergy S.A.**	Colombia	85	85

Ecopetrol Global Energy S.L.U.	Spain	100	100

Ecopetrol Pipelines International Ltd.**	Bermuda	100	100

Ecopetrol Transportation Company	Cayman Islands	100	100

Offshore International Group Inc. – OIG(1)	United States	50	50

Savia Perú S.A.**(1)	Perú	50	50

Ecodiesel Colombia S.A.(1)	Colombia	50	50

Refinería de Cartagena S.A.*	Colombia	100	100

Serviport S.A.(1)	Colombia	49	49

Oleoducto de Colombia S.A.*	Colombia	65.57	65.57

Oleoducto Central S.A.*	Colombia	60	60

Hocol Petroleum Limited	Bermuda	100	100

Invercolsa S.A.(1)	Colombia	31.76	31.76

*   Direct and indirect participation.
** Solely indirect participation through other Subsidiaries or Affiliates.  OIG is the parent company of Savia Perú S.A., and Ecopetrol Transportation Company is the parent company of Ecopetrol Pipelines Ltd.
(1) Affiliate.